Exhibit 21.1

                           FFP Marketing Company, Inc.
                         Subsidiaries of the Registrant


     Legal Name of Subsidiary         State of       Type of        Percentage
   Principal Trade Name(s) Used      Organization     Entity          Owned [1]

FFP Operating Partners, L.P.         Delaware        Limited           100%
   Kwik Pantry, Drivers, Drivers                   partnership
   Diner, Nu-Way, Economy Drive
   Ins, Dynamic Minute Mart,
   Financial Express Money Order
   Company, Direct Fuels

Direct Fuels, L.P.                   Texas           Limited           100%
   Direct Fuels                                    partnership

FFP Financial Services, L.P.         Delaware        Limited           100%
   FFP Financial Services,                         partnership
   Lazer Wizard

FFP Money Order Company, Inc.        Nevada        Corporation         100%
   Financial Express Money Order
   Company

Practical Tank Management, Inc.      Texas         Corporation         100%
     Practical Tank Management

FFP Transportation, L.L.C.           Texas           Limited           100%
     FFP Transportation                            liability
                                                     company

FFP Operating LLC                    Delaware        Limited           100%
   None                                            liability
                                                     company

Direct Fuels Management Company,     Texas         Corporation         100%
Inc.
   None
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[1]  Ownership percentage indicated includes indirect ownership.